Exhibit 10.62

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended.  Omitted information has been replaced with asterisks.

AMENDMENT TO EQUIPMENT LEASE AGREEMENT
(PERFEXION UPGRADE)

This AMENDMENT TO EQUIPMENT LEASE AGREEMENT (PERFEXION UPGRADE) (this “Amendment”) is dated effective as of 8th April, 2011 (the “Effective Date”), and is entered into by and among (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is Four Embarcadero Center, Suite 3700, San Francisco, CA 94111, and (ii) LOVELACE HEALTH SYSTEM, INC. d/b/a Lovelace Medical Center, a New Mexico corporation (“Hospital”), whose address is 4101 Indian School Road NE, Albuquerque, NM 87110.

Recitals:

A.          GKF and AHS Albuquerque Medical Center, LLC (“AHS”) entered into a certain Equipment Lease Agreement dated February 13, 2003 (the “Lease”), pursuant to which GKF agreed to lease to AHS a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”).

B.          AHS (also known as “CNT-AHS Albuquerque Medical Center, LLC”) was merged into Hospital, effective October 1, 2003, pursuant to which Hospital assumed all of AHS’s rights and obligations under the Lease by operation of law.

C.          Hospital and GKF desire to amend the Lease to provide for the replacement and upgrade of the Model C that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife Perfexion unit including the LGP Software (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which will be installed at the existing Site at which the Model C is currently installed, and contemporaneously with the dc-installation of the Model C (the “Perfexion Upgrade”).

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend, modify and/or supplement the terms and conditions of the Lease as follows:

1.           Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Upgrade of the Model C to the Perfexion.

Exhibit 10.62

a.           In accordance with Section 13.2 of the Lease and subject to the terms and conditions set forth under the Lease, GKF shall acquire and hold title to, and install the Perfexion with new cobalt-60 sources, at the Site. GKF shall complete the Perfexion Upgrade by June 30, 2011 or such other time as approved by Hospital in writing, subject to availability of the Perfexion from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site. The parties acknowledge that Hospital may not be able to perform Procedures for approximately one (1) month during the Perfexion Upgrade and the deinstallation of the Model C. Simultaneously with the execution of this Amendment, Hospital and Elekta, Inc., a Georgia corporation (“Elekta”) shall enter into that certain LGK Agreement of even date herewith (the “I,GK Agreement”), a copy of which shall replace the previous LGK Agreement as the updated Exhibit 1 to the Lease. Hospital shall operate and maintain a fully functional radiation therapy department at the Site which shall include the Perfexion. Use of the Perfexion shall be made available to all neurosurgeons and radiation oncologists with Hospital privileges, and Hospital shall not, without GKF’s prior written consent (not to be unreasonably withheld), enter into any exclusive staffing or other contracts that would limit or restrict staff privileges and/or usage of the Perfexion by any qualified neurosurgeons or radiation oncologists.

b.           GKF shall be solely responsible for the construction and preparation of the Site in connection with the Perfexion Upgrade and the rigging and installation of the Perfexion.

c.           GKF shall be solely responsible for maintenance and service, personal property taxes, and the cost of insurance coverage for the Perfexion to the same extent and at the same levels as required under the Lease.

d.           In connection with the Perfexion Upgrade, Hospital shall, at Hospital’s reasonable cost and expense, provide GKF with Hospital personnel (including Hospital physicists) and cooperation upon reasonable request and as reasonably required by GKF, among other things, to assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion.

e.           Notwithstanding the foregoing, the Perfexion Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense.

f.           Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of consent to sublease or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.

g.           It is acknowledged that the Perfexion will come with two (2) new headframes. GKF agrees that Hospital shall, for no additional cost, retain its existing headframes from the Model C for use on the Perfexion. GKF also agrees that it shall, at its sole cost and expense, refurbish such existing headframes for use on the Perfexion.

h.           GKF, at its cost and expense, shall cover the Perfexion training tuition costs for those physicians and physicists who will be using the Perfexion. Perfexion upgrade training shall be on-site at Hospital during a two to three day period to be coordinated between Hospital and Elekta. Any travel and entertainment associated with training shall not be the responsibility of GKF.

Exhibit 10.62

i.           GKF hereby grants to Hospital a non-exclusive right and license to use the LGP Software as contemplated hereunder and subject to the terms and conditions of the LGK Agreement attached hereto as Exhibit 1.

j.           Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Hospital shall have a period of three (3) days to review and validate the results of the Acceptance Tests to confirm that the Perfexion meets the manufacturer’s specifications and documentation. At any time prior to the expiration of the test and review period set forth above, Hospital may elect to accept the Perfexion or, if the Perfexion does not meet the manufacturer’s specifications or documentation, reject the Perfexion. If Customer rejects the Perfexion in accordance with the preceding sentence, then it shall provide written notice to GKF specifying in reasonable detail the reasons for such rejection. GKF will correct any material non-conformities in the Perfexion with the manufacturer’s specifications and documentation and remedy the situation as soon as practicable but, unless otherwise agreed in writing, no later than 10 days after receipt of notice of rejection from Hospital, if commercially practical. Hospital will have the right to accept or reject the corrected Perfexion in accordance with this section. If Hospital determines that GKF has not corrected a material non-confoimity in the Perfexion with the manufacturer’s specifications or documentation, then, Hospital may elect to terminate the Agreement, return the Perfexion, and receive a refund of all fees paid. If Customer provides no written notice rejecting the Perfexion prior to the end of the testing period, the Perfexion will have been deemed accepted by the Customer.

3.           De-Installation of the Model C; No Ownership Interests. GKF shall de-install, remove and retain all ownership rights and title to the existing Model C. Notwithstanding anything to the contrary set forth in the Lease or herein, Hospital shall have no ownership interest (or option to purchase any ownership interest) in the Model C and/or the Perfexion.

4.           Extension of Lease Term. In consideration of GKF’s agreement to perform the Perfexion Upgrade, the Term is hereby extended to the date that is ten (10) years following the “First Perfexion Procedure Date” (as hereinafter defined). The parties agree to negotiate in good faith an additional three year extension to this Amendment or Equipment upgrade approximately twelve (12) months prior to its termination date.

5.           Lease Payments.

a.            It is understood and agreed that Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to the de-installation of the Model C, and that notwithstanding the Assignment, all rent or lease payments pertaining to Procedures performed prior to the de-installation of the Model C shall continue to be calculated in accordance Section 8 of the Lease and shall be paid by Hospital to, and retained solely by, GKF. However, effective from and after the date the first Procedure is performed at the Site using the Perfexion (the “First Perfexion Procedure Date”), (i) the first paragraph only of Section 8 of the Lease shall be substituted and replaced with the following; and (ii) the remainder of Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect and shall apply to the Perfexion:

Exhibit 10.62

8. Per Procedure Payments. As rent for the lease of the Perfexion to Hospital pursuant to this Agreement, commencing from and after the First Perfexion Procedure Date, Hospital shall pay to GKF the sum of * for each “Procedure” that is performed by Hospital or its representatives or affiliates at the Site or within the State of New Mexico at the direction of Hospital or any of its affiliates, whether on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed on the Perfexion or using any other equipment or devices; provided that the Perfexion was available and fully operational at the time the Procedure was performed. As used herein, a “Procedure” means any treatment capable of being performed by the Perfexion that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

b.                       The parties acknowledge that the compensation payable by Hospital for the Perfexion as set forth in this Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Perfexion, and the provision to GKF of a reasonable rate of return on its investment in support of the Perfexion. Based thereon, the Parties believe that the rent payments represent fair market value for the use of the Perfexion, the de-installation and removal of the Model C, the Perfexion Upgrade, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, and the other additional services and costs to be provided or paid for by GKF pursuant to this Amendment. Hospital undertakes no obligation to perform any minimum number of procedures on the Perfexion, and. the use of the Perfexion for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

6.           Marketing Support. Hospital’s obligations with respect to marketing the Perfexion shall continue in the same manner and with the same amounts as set forth in Section 7 of the Lease.

7.           Cobalt Reload.  The second sentence of Section 13.2 of the Lease is hereby deleted in its entirety, and the following is hereby substituted in lieu thereof: GKF and Hospital mutually agree to reload the Cobalt-60 sources between the sixth and seventh year after the Perfexion Upgrade (i.e., after six (6) years have elapsed following the First Perfexion Procedure Date). The costs associated with such Cobalt-60 reloading shall be borne solely by GKF. The Term (as extended by this Amendment) shall be further extended for the period of time during which the Perfexion is not in use due to the Cobalt-60 reloading.

Exhibit 10.62

8.           Termination. Effective from and after the First Perfexion Procedure Date, Section 18 of the Lease shall be deleted in its entirety and replaced with the following:

18.1 Termination for Economic Justification. Notwithstanding anything to the contrary contained in the Lease or herein, once annually on the applicable anniversary of the First Perfexion Procedure Date, after the initial twelve (12) months following the First Perfexion Procedure Date, based upon the utilization of the Perfexion and other factors considered relevant by GKF in the exercise of its reasonable discretion, GKF may provide Hospital with a written request for a reasonable economic justification to continue the Lease and the utilization of the Perfexion at the Hospital. If, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue the Lease and the utilization of the Perfexion at the Hospital, then and in that event, but without waiving any or all of GKF’s rights or remedies under the Lease, GKF shall have the option to terminate the Lease by giving a written notice thereof to Hospital not less than six (6) months prior to the effective date of the termination designated in GKF’s written notice; provided, however, so long as Hospital is averaging 80 Procedures ammally, not taking into account the first twelve (12) months after the First Perfexion Procedure Date, GKF shall not have the option of terminating this Agreement pursuant to this Section 18. Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue the Lease” shall not be deemed to exist (and GKF if applicable, shall have the option to terminate the Lease) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate rent payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Perfexion, (ii) maintenance expenses, and (iii) Perfexion-r elated personal property taxes, gross receipts taxes and insurance during such period.

18.2 Termination for Loss of LGK Agreement. If (i) the LGK Agreement expires or is terminated by Elekta, or Hospital loses the right or license to use the Perfexion under the LGK Agreement, including without limitation, in the event Elekta requires return of the Perfexion pursuant to Section 7.7 of the LGK Agreement, and (ii) such termination is not the result of any action or inaction of Hospital in breach of this Agreement or the LGK Agreement, and (iii) to the extent practicable, GKF has been given prior notice and at least 30 days to assist in the development of a cure for the cause of such termination or loss of right or license, then, this Agreement shall immediately terminate upon written notice from Hospital to GKF of such termination or expiration of the LGK Agreement, or of such loss of the right or license to use the Perfexion under the LGK Agreement, including without limitation, in the event Elekta requires return of the Perfexion pursuant to Section 7.7 of the LGK Agreement.

Exhibit 10.62

18.3 Termination for GKF default to Lender. GKF, or any successor in interest to GKF under this Lease, shall (a) immediately notify Hospital in the event GKF receives any notice of default from. its Lender that relate to the financing of the Equipment or that would otherwise impact the Equipment, providing Hospital with reasonable specificity regarding the nature of such default and the rights available to Lender under such circumstances; and (b) not modify or amend its agreement with Lender in any manner that would impair the rights of Hospital without Hospital’s prior written consent. In the event that Lender provides notice to Hospital of its intent to remove the Equipment or otherwise disturb Hospital’s quiet enjoyment of the Equipment in any manner due to a default by GKF, Hospital shall have the right and option thereafter to: (i) provide any and all payments due hereunder directly to Lender unless and until directed by Lender to resume payments to GKF; and/or (ii) terminate this Agreement upon written notice to GKF. In the event that Lender removes the Equipment or requires Hospital to enter into an alternative contractual arrangement in order to retain the Equipment, this Agreement shall immediately terminate upon written notice from Hospital to GKF of such removal or contractual arrangement.

9.            Assignment. Section 24.1 of the Lease is hereby amended to include the following at the end of such section:

Nothing in this Amendment shall preclude GKF from, or limit GKF’s ability to assign, convey, contribute or otherwise transfer this Amendment to an entity controlled by, controlling or under common control with GKF (provided, however, that in the event of any such transfer, GKF shall provide the Hospital with written notice thereof within thirty (30) days after such transfer); and any such transferee of GKF shall be entitled to assign, convey, contribute or otherwise transfer this Amendment to GKF or any entity controlled by, controlling or under common control with GKF (provided, however, that in the event of any such transfer, such transferee of GKF shall provide the Hospital with written notice thereof within thirty (30) days after such transfer).

10.          Alterations & Updates. Sections 13.3 and 13.4 of the Lease shall be deleted in their entirety and replaced with the following:

13.3 If at any time on or after the date that is six (6) years after the First Perfexion Procedure Date (the “Six Year Date”), the Perfexion becomes obsolete (as determined in accordance with Section 13.4 below); GKF agrees to evaluate and propose to Hospital the option of an upgrade to or replacement of the existing Perfexion. The parties shall cooperate in good faith and use their best efforts to reach an agreement regarding such upgrade or replacement. In the event the upgrade or replacement is agreed upon by Hospital and GKF, the lease term will be extended and/or the rental payments thereunder increased taking into account, among other things, the expense incurred. In the event an upgrade to or replacement of the Perfexion is not agreed upon by Hospital and GKF within sixty (60) days of a determination or agreement that the Perfexion is obsolete, the Hospital shall have the option to terminate this Agreement by giving a written notice thereof to GKF not less than one hundred eighty (180) days prior to the effective date of termination designated in Hospital’s written notice.

Exhibit 10.62

13.4 Unless the parties agree that the Perfexion is obsolete, such determination shall be made in accordance with the provision of this Section 13.4. A determination as to whether the Perfexion is obsolete may be requested in writing by either party at any time on or after the Six Year Date and not more than once during any twelve month period commencing from the Six Year Date. Within ten (10) days following the other party’s receipt of such request, each party shall designate a practicing neurosurgeon or ‘radiation oncologist who shall have not less than ten (10) years experience in the performance of radiosurgical procedures using various radiosurgical devices, including the Gamma Knife. Within ten (10) days of such designation, each such designee shall mutually agree upon and designate a third neurosurgeon or radiation oncologist having the same qualifications as described above and who shall have no relationship or medical staff privileges with either Hospital or GKF. The three designated physicians (“Experts”) shall have thirty (30) days, from the date the third neurosurgeon is so designated, within which to determine whether the Perfexion is obsolete. The Perfexion shall be deemed obsolete if two of the three Experts determine that other equipment is more medically appropriate than the Perfexion to perform any Procedures. Any determination of obsolescence must be in writing and must be signed two of the three Experts and distributed to the parties pursuant to the Notice provisions in Section 24.14 herein. Unless at least two’ Experts agree that the Perfexion is obsolete, the Perfexion shall not be deemed to be obsolete, and the party requesting the determination shall be required to promptly reimburse the other party for any costs or expenses incurred by the other party in connection with such determination.

13.5 GFK and Hospital acknowledge that, pursuant to the terms of the LGK Agreement, Elekta may, under certain circumstances, exercise its option pursuant to Section 7.6(b) thereof to modify or replace the Perfexion to make its use non-infringing. In the event Elekta exercises such option and the modified or replacement equipment is not substantially equivalent to or better than the Perfexion, Hospital shall have the option to immediately terminate this Agreement by giving a written notice thereof to GKF.

11 .          Compliance. A new Section 25 is hereby added to the Lease as follows:

25.           Compliance.

25.1           The parties shall comply at all times with federal, state and local law, rules and regulations, including without limitation the Medicare/Medicaid Anti-fraud and Abuse Amendments, federal and state physician self-referral laws, and applicable standards of accreditation agencies.

Exhibit 10.62

25.2            GKF (or any successor-in-interest to GKF under the Lease) shall ensure that, at all times, it (or its successor-in- interest) does not have a financial relationship (whether through direct or indirect ownership or direct or indirect compensation) with a practicing physician who (a) is in a position to potentially make “referrals” (as such term is defined in 42 C.F.R. § 411.351) for services under the Lease, or (b) makes “referrals” (as such term is defined in 42 C.F.R. § 411.351) of any designated health services (as such term is defined in 42 C.F.R. § 411.351) to the Hospital; provided, however, that this subsection 25.2 shall not apply to (i) holders of the publicly traded securities of GKF’s parent company, or (ii) requests by radiation oncologists for radiation therapy or ancillary services necessary for, and integral to, the provision of radiation therapy, if (i) the request results from consultation initiated by another physician, and (ii) the tests or services are furnished by or under the supervision of the radiation oncologist or under the supervision of a radiation oncologist in the same group practice.

25.3           In the event that a change in federal or state law or regulation or any interpretation thereof will result in the illegality of (i) the Lease, (ii) referrals of Medicare or any other patients for services under the Lease, or (iii) the submission of claims to Medicare for services performed under the Lease, the parties shall confer in good faith to amend the Lease as reasonably and minimally necessary to be in compliance with law. If the parties cannot agree upon an amendment following ninety (90) days of good faith negotiations, or sooner if required by law, then either party shall have the right to terminate the Lease upon written notice provided, however, those obligations accruing prior to the date of termination and those obligations surviving the date of termination shall continue to survive. In addition, if GKF does not comply with the requirement in subsection 25.2 above, Hospital shall have the right to terminate this Lease upon written notice.

25.4 GKF, or any successor in interest to GKF under this Lease, shall (a) immediately notify Hospital if it undergoes a change of ownership resulting in the addition or removal of practicing physicians with a direct or indirect ownership interest and the name of such physician(s), and (b) immediately notify Hospital if it enters into a direct or indirect compensation arrangement with a practicing physician and provide information as to the name of the physician and the fee structure of such arrangement; provided, however, that this subsection 25.4 shall not apply to holders of the publicly traded securities of GKF’s parent company.

12.          Supplier and Owner of Perfexion.     The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease is and shall be treated and interpreted as a “finance lease,” as such term is defined in Article 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated. In furtherance of the foregoing, Hospital acknowledges that, before signing this Amendment, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Perfexion, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Perfexion or the right to possession and use of the Perfexion, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Perfexion and has directed GKF to acquire the Perfexion or the right to possession and use of the Perfexion from Elekta.

Exhibit 10.62

13           Miscellaneous. This Amendment (a) shall be governed by and construed under the laws of the State of New Mexico, without reference to its principles of conflicts of law; and (b) may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment. This Amendment constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

14.           Full Force and Effect; Except as amended by this Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Amendment, represent the entire agreement of the parties with respect to the Perfexion and its use by Hospital. Unless the context requires otherwise, with respect to the Perfexion, all references in the Lease to (i) the “Agreement” shall be deemed to mean the Lease as amended by this Amendment; (ii) the “Equipment” shall be deemed to mean the Perfexion; (iii) the “LGK Agreement” shall be deemed to refer to the new LGK Agreement to be executed by Hospital relating to the Perfexion; and (iv) the “Tenn” shall be deemed to refer to the Term, as extended pursuant to this Amendment. To the extent any of the terms of the Lease conflict with the terms of this Amendment as it pertains to the Perfexion and the Perfexion Upgrade, the terms and provisions of this Amendment shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Amendment as is if set forth herein and shall apply with equal force and effect to the Perfexion. Notwithstanding anything to the contrary set forth herein, no term or condition of this Agreement shall be effective to the extent it causes Hospital to breach the LGK Agreement or otherwise violate or infringe upon the rights of Elekta_ Nothing set forth in this Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Model C through the date of de-installation and except as preempted by the Perfexion Upgrade, including, without limitation, the obligation to pay rent or lease payments and the service, insurance and property tax expenses associated with the Model C until de-installation. Following de-installation of the Model C, Hospital shall have no further obligations with respect thereto other than making payments for Procedures performed prior to the date of de-installation.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

Exhibit 10.62

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

GKF:	Hospital:

GK FINANCING, LLC	LOVELACE HEALTH SYSTEM, INC.

By: /s/ Ernest A. Bates, M.D.	d/b/a Lovelace Medical Center
Ernest A. Bates, M.D.	By: /s/ David S. Nevill
Policy Committee Member	Name: David S. Nevill
Title: CEO
Dated: 4/8/11	Dated: 4/8/2011

By: /s/ Stephen W. Forney
Name: Stephen W. Forney
Title: VP/CFO LHS
Dated: 4/8/11